As Filed With the Securities and Exchange Commission on June 14, 2017
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

Erie Indemnity Company
(Exact name of Registrant as specified in its charter)

Pennsylvania	25-0466020
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Erie Insurance Place
Erie, Pennsylvania 16530
(814) 870-2000
(Address, including zip code, and telephone number, including area code, of Registrant=s principal executive offices)

_________________

Erie Indemnity Company Incentive Compensation Deferral Plan

(Full title of the plan)
_________________

Brian W. Bolash, Esq.
Corporate Secretary and Senior Counsel
Erie Indemnity Company
100 Erie Insurance Place
Erie, Pennsylvania 16530
814-870-2000
(Name, address, including zip code, and telephone number, including area code of agent for service)
_________________

Copies to:
Michael C. Donlon, Esq.
Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900
Buffalo, New York 14202
(716) 416-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer        [X]            Accelerated filer        [   ]
Non-accelerated filer    [   ] (Do not check if a smaller reporting company)
Smaller reporting company    [   ]
Emerging growth company    [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, no par value	250,000	$120.31	$30,077,500	$3,485.99

(1)
Consists of up to 250,000 shares of Class A Common Stock, no par value (the “Class A Common Stock”) of Erie Indemnity Company, a Pennsylvania corporation, available for future issuance pursuant to the Erie Indemnity Company Incentive Compensation Deferral Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. The shares of Class A Common Stock to be issued pursuant to the above plan and registered hereunder will be purchased in the open market and will not increase the number of issued and outstanding shares of Class A Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices, as reported by the NASDAQ Stock Market, of the shares of Class A Common Stock on June 8, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 250,000 shares of Class A Common Stock, no par value, of Erie Indemnity Company (the “Registrant”) which have been reserved for issuance under the Erie Indemnity Company Incentive Compensation Deferral Plan (the “Plan”).

The shares of Class A Common Stock to be issued pursuant to the Plan and registered hereunder will be purchased in the open market and will not increase the number of issued and outstanding shares of Class A Common Stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of shares of Class A Common Stock pursuant to the Plan. The documents containing the information required by Part I of the Registration Statement and required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended, will be sent or given to participants in each respective Plan.

Additionally, participants in the Plan are entitled to the documents incorporated by reference in Item 3 of Part II of this Registration Statement, without charge, upon written or oral request. Such requests should be directed to Erie Indemnity Company; Attention: Corporate Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530 (telephone: (814) 870-2000).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 which incorporates certain sections of the Registrant’s Definitive Information Statement on Schedule 14C filed on March 24, 2017;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 26, 2017, February 23, 2017 (excluding Item 2.02 and Exhibits 99.1 and 99.2) and February 13, 2017; and

•	The description of the Class A Common Stock set forth in the Registrant’s Form 10/A Registration Statement (Registration No. 0-24000) under the Securities Exchange Act of

1934, as amended (the “Exchange Act”), filed with the Commission on August 4, 1994 including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable (the Class A Common Stock is registered under Section 12 of the Exchange Act).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Bylaws of the Registrant provide for (i) indemnification of directors, officers, employees and agents of the Registrant and its subsidiaries and (ii) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

The Registrant has entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors, executive officers and certain other officers. While Pennsylvania law permits a corporation to indemnify its directors and officers; as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowed by the laws of the State of Pennsylvania.

The Indemnification Agreement provides that the Registrant shall indemnify a director or officer who is a party to the Agreement (the “Indemnitee”) if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Registrant, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. The provisions in the Indemnification Agreement are similar to those provided for under Pennsylvania law. According to the Indemnification Agreement, however, an Indemnitee who pays any amount in settlement of a proceeding without the Registrant’s written consent is not entitled to indemnification. Additionally, the Registrant is not required to make any payments under the Indemnification Agreement to the extent such payment is actually made to the Indemnitee under a valid, enforceable and collectible insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

10.1	Erie Indemnity Company Incentive Compensation Deferral Plan (incorporated by reference to Exhibit 10.177 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

23	Consent of Ernst & Young LLP (filed herewith)

24	Power of Attorney (included on signature page)

[No opinion of counsel is being furnished because the securities being registered are not original issuance securities and the Plans are not subject to the requirements of ERISA.]

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Erie, Pennsylvania on June 14, 2017.

ERIE INDEMNITY COMPANY

By: /s/ Brian W. Bolash
Brian W. Bolash
Corporate Secretary and Senior Counsel

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Brian W. Bolash or Gregory J. Gutting his/her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Timothy G. NeCastro Timothy G. NeCastro	President and Chief Executive Officer	June 13, 2017
/s/ Gregory J. Gutting Gregory J. Gutting	Executive Vice President and Chief Financial Officer	June 13, 2017
/s/ Julie M. Pelkowski Julie M. Pelkowski	Senior Vice President and Controller	June 13, 2017
/s/ J. Ralph Borneman, Jr. J. Ralph Borneman, Jr.	Director	June 13, 2017
/s/ Eugene C. Connell Eugene C. Connell	Director	June 13, 2017
/s/ LuAnn Datesh LuAnn Datesh	Director	June 13, 2017
/s/ Jonathan Hirt Hagen Jonathan Hirt Hagen	Director	June 13, 2017
/s/ Thomas B. Hagen Thomas B. Hagen	Director	June 13, 2017
/s/ C. Scott Hartz C. Scott Hartz	Director	June 13, 2017
/s/ Brian A. Hudson, Sr. Brian A. Hudson, Sr.	Director	June 13, 2017
/s/ Claude C. Lilly, III Claude C. Lilly, III	Director	June 13, 2017
/s/ George R. Lucore George R. Lucore	Director	June 13, 2017
/s/ Thomas W. Palmer Thomas W. Palmer	Director	June 13, 2017
/s/ Martin P. Sheffield Martin P. Sheffield	Director	June 13, 2017
/s/ Richard L. Stover Richard L. Stover	Director	June 13, 2017
/s/ Elizabeth Hirt Vorsheck Elizabeth Hirt Vorsheck	Director	June 13, 2017

EXHIBIT INDEX

Exhibit Number    Description

10.1	Erie Indemnity Company Incentive Compensation Deferral Plan (incorporated by reference to Exhibit 10.177 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

23	Consent of Ernst & Young LLP (filed herewith)

24	Power of Attorney (included on signature page)